Exhibit 5.1

May 3, 2017

Board of Directors
Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124

Re: Registration Statement on Form S-8 filed by Materion Corporation

Ladies and Gentlemen:

I have acted as counsel for Materion Corporation, an Ohio corporation (the “Company”), in connection with the Materion Corporation 2006 Non-employee Director Equity Plan (As Amended and Restated as of May 3, 2017) (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 85,000 shares (the "Shares") of common stock, without par value, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions.
In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Securities Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gregory R. Chemnitz
Gregory R. Chemnitz
Vice President, General Counsel and Secretary